UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 18, 2018

MIMECAST LIMITED

(Exact name of registrant as specified in its charter)

Bailiwick of Jersey	001-37637	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CityPoint, One Ropemaker Street, Moorgate

London EC2Y 9AW

United Kingdom, EC2Y9AW

(Address of principal executive offices) (Zip code)

(781) 996-5340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

The Board of Directors (the “Board”) of Mimecast Limited, a company organized under the laws of the Bailiwick of Jersey (the “Company”), has elected Robert P. Schechter to serve as a Class II director of the Company for a term that runs from January 1, 2019 until the annual general meeting of shareholders of the Company to be held in 2020, and thereafter until his successor is duly elected and qualified. The Board also appointed Mr. Schechter to serve as a member of the Audit Committee and the Compensation Committee.

Mr. Schechter served as the Chief Executive Officer of NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry, from 1995 to 2008, and served as the chairman of its board of directors from 1996 to 2008. He currently serves as chairman of the board of directors of PTC Inc., a global provider of software solutions and related services for product development, where he is a member of the audit committee and the compensation committee. He also currently serves on the board of directors of Telaria, Inc., a provider of a software platform designed to manage premium video advertising, where he is chairman of the audit committee. Mr. Schechter received a B.S. degree from Rensselaer Polytechnic Institute and an M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Schechter was recommended to the Board by the Board’s Nominating and Corporate Governance Committee, in accordance with the provisions of its charter. There are no arrangements or understandings between Mr. Schechter and any other person pursuant to which he was elected as a director. There are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended. Mr. Schechter does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. In addition, he will execute the Company’s standard form of indemnification agreement. Finally, in connection with his election, the Board has determined that Mr. Schechter will qualify as “independent” under the guidelines promulgated by the Nasdaq Stock Market, Inc. and the applicable SEC rules.

In accordance with the Company’s non-employee director compensation policy (the “Compensation Policy”), Mr. Schechter will receive an annual retainer of $50,000 for service as a director and reimbursement for out-of-pocket expenses incurred in connection with attending Board meetings. In addition, in accordance with the Compensation Policy, the Board has issued to Mr. Schechter a restricted stock unit (“RSU”) award with a value of $200,000. The RSU award, which will become effective upon the commencement of Mr. Schechter’s term as a director, will vest in annual installments over a three-year period, subject to his continued service as a director. The actual share amount of the RSU award will be determined based on the closing price of the Company’s ordinary shares on the NASDAQ Global Select Market on January 2, 2019, the first regular trading day following the effectiveness of Mr. Schechter’s election to the Board. Under the Compensation Policy, Mr. Schechter will be required to retain at least 50% of the ordinary shares underlying the RSU award while he remains a member of the Board.

The full text of the press release issued by the Company on December 18, 2018 in connection with Mr. Schechter’s election as a director of the Company is filed as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Mimecast Limited dated December 18, 2018, entitled “Mimecast Welcomes Bob Schechter to Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMECAST LIMITED

Dated: December 18, 2018	By:	/s/ Robert P. Nault
Robert P. Nault
Senior Vice President and General Counsel